SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):            July 28, 2005

INTERFACE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	000-12016	58-1451243
(State or other Jurisdiction of incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01        COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On or about July 28, 2005, the Company completed the last in a series of nine transactions by which it sold nine of its owned Re:Source dealer businesses. These businesses were part of a broader network of owned and non-owned (or “aligned”) floorcovering dealers. Eight of the nine businesses were sold to either the general managers of the respective businesses or an entity in which the general manager participated, and the other business was sold to the Company’s aligned, but not owned, dealer in the relevant geographic region. In each case, the business sold (or the purchaser thereof) has continued to participate in the Company’s aligned dealer network, which now consists entirely of non-owned dealers.

The aggregate net consideration received in connection with the sales was $9.7 million plus the purchasers’ assumption of various liabilities and obligations. Of that dollar amount, an aggregate of $7.5 million was paid in cash at the closings, with the remainder of $2.2 million payable pursuant to promissory notes at interest rates ranging from prime to 12% and with maturities ranging from one to three years.

The nine dealer businesses sold were part of the fifteen Re:Source dealer businesses that were owned by the Company at the time its plan to exit its owned dealer businesses was announced on October 27, 2004. The Company has terminated all ongoing operations of the other six owned dealer businesses, and in some cases is completing their wind-down through subcontracting arrangements. The Company has reflected that plan by including these businesses in its financial statements as discontinued operations, which have been reflected in the Company’s balance sheets as of December 28, 2003 and January 2, 2005, and the related statements of operations, comprehensive income (loss) and cash flows for each of the three fiscal years ended January 2, 2005, and in all financial statements for subsequent periods. As a result, no pro forma financial information is required or provided in connection with this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ Patrick C. Lynch
Patrick C. Lynch Vice President and Chief Financial Officer
Date: August 3, 2005